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                            [LETTERHEAD LATHAM & WATKINS]


                                   August 19, 1996



Realty Income Corporation
220 West Crest Street
Escondido, California 92025-1725


Ladies and Gentlemen:

         At your request we have examined the Registration Statement on Form
S-3 (the "Registration Statement") to be filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of 247,681 shares (the "Shares") of Common Stock, $1.00 par value per share, of Realty Income Corporation (the "Company") held by certain persons and/or entities named in the Registration Statement.

         We have examined such matters of fact and questions of law as we have considered appropriate for purposes of rendering the opinions expressed below.

         We are opining herein as to the effect on the subject transaction of only the General Corporation Law of the State of Delaware only and we express no opinion with respect to the applicability thereto or the effect thereon of any other laws or as to any matters of municipal law or any other local agencies within any state.

         Subject to the foregoing and in reliance thereon it is our opinion that as of the date hereof the Shares are legally and validly issued, fully paid and nonassessable securities of the Company.

         We consent to your filing this opinion as an exhibit to the Registration Statement.

                             Very truly yours,



                             /s/  LATHAM & WATKINS


                                     Exhibit 5.1